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                                                                    Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT


To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements 33-58300 and 333-86935 of Unitrin, Inc., on Forms S-8 of our report dated June 14, 2002, relating to the statement of net assets available for plan benefits of the Unitrin, Inc. 401(k) Savings Plan (the "Plan") as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001, which report appears in this December 31, 2001 annual report on Form 11-K of the Plan.



/s/  Deloitte & Touche LLP

Chicago, Illinois
June 14, 2002